Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of Kintara Therapeutics, Inc. of our report dated April, 2024, related to the consolidated financial statements of TuHURA Biosciences, Inc. as of and for the years ended December 31, 2023 and 2022, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

July 19, 2024